Exhibit 10.1

ADVISORY AGREEMENT

This ADVISORY AGREEMENT (this “Agreement”) is entered into on this 29th day of May, 2014, by and between UNITED DEVELOPMENT FUNDING IV, a Maryland real estate investment trust (the “Trust”), and UMTH GENERAL SERVICES, L.P., a Delaware limited partnership (the “Advisor”).

WITNESSETH

WHEREAS, the Trust has been formed to originate, acquire, hold, manage, administer and operate a portfolio of loans secured by real estate and interests in entities that own real estate, as well as direct investments in real estate and other real estate-related assets;

WHEREAS, the Trust has qualified as a real estate investment trust and invests its funds in investments permitted by the terms of the Trust’s Declaration of Trust and Sections 856 through 860 of the Internal Revenue Code;

WHEREAS, the Trust has applied to list its common shares of beneficial interest, par value $0.01 (the “Shares”), for trading on the NASDAQ Global Select Market (the “NASDAQ”);

WHEREAS, the Advisory Agreement, dated November 12, 2009, between the Trust and the Advisor, as amended by the First Amendment dated June 2, 2010 (the “Pre-Listing Advisory Agreement”) automatically terminates upon the approval of the Trust’s application to list the Shares on the NASDAQ and the commencement of trading in the Shares on the NASDAQ (the “Listing”);

WHEREAS, the Trust desires to continue to avail itself of the experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the Board of Trustees (the “Board”) of the Trust, all as provided herein, from and after the Listing; and

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board, from and after the Listing, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

DEFINITIONS

The following defined terms used in this Agreement shall have the meanings specified below:

Acquisition and Origination Fees. Acquisition and Origination Fees shall have the meaning set forth in Section 3.01(c) of this Agreement.

Advisor. UMTH General Services, L.P., a Delaware limited partnership, any successor advisor to the Trust, or any Person to which UMTH General Services, L.P. or any successor advisor subcontracts all or substantially all of its functions.

Affiliate or Affiliated. As to any Person, (i) any Person directly or indirectly owning, controlling, or holding, with the power to vote, 10% or more of the outstanding voting securities of such Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; (iii) any Person, directly or indirectly, controlling, controlled by, or under common control with such Person; (iv) any executive officer, director, trustee or general partner of such Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

Appraised Value. Value according to an appraisal made by an Independent Appraiser.

Asset Management Agreement. An agreement between the Advisor and UMTH Land Development, L.P. (or another Affiliate of the Advisor), as may be amended from time to time, whereby the latter agrees to provide the Advisor with the personnel, services and resources necessary for the Advisor to perform its obligations and responsibilities under this Agreement in exchange for certain fees payable by the Advisor.

Assets. Properties, Secured Loans and other investments (other than investments in bank accounts, money market funds or other current assets) owned by the Trust, directly or indirectly through one or more of its Affiliates, and any other investment made by the Trust, directly or indirectly through one or more of its Affiliates.

Bankruptcy. With respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other U.S. federal or state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of sixty (60) days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other U.S. federal or state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such sixty (60) day period or (d) the entry against such Person of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

Base Management Fee. The base management fee, calculated and payable monthly in arrears, in an amount equal to one-twelfth of one point five percent (1.50%) of the Trust’s Equity.

Board. The Board of Trustees of the Trust.

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Business Day. Any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

Bylaws. The bylaws of the Trust, as the same are in effect as amended from time to time.

Calendar Quarter. Any of the quarterly periods from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 in the applicable year.

Change of Control. With respect to any Person, any (i) event (including, without limitation, issuance, transfer or other disposition of equity interests of such Person, merger, share exchange or consolidation) after which another “person” (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-j of the Securities Exchange Act), directly or indirectly, of securities of such Person representing greater than 50% of the combined voting power of such Person’s then outstanding equity interests; provided, that, a Change of Control shall not be deemed to occur as a result of any widely distributed public offering of the equity interests of such Person or (ii) direct or indirect sale, transfer, conveyance or other disposition (other than pursuant to clause (i)) in one or a series of related transactions, of all or substantially all of the assets of such Person, taken as a whole, to any “person” (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act). For the avoidance of doubt, a Change of Control of the Advisor shall not include an assignment of this Agreement by the Advisor as permitted hereby and in accordance with the terms hereof.

Code. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

Core Earnings. Net income (loss), computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) Incentive Compensation, (iii) depreciation and amortization (except for certain fees paid to the Advisor), (iv) any unrealized gains or losses or other non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, (v) one-time events pursuant to changes in GAAP, and (vi) certain non-cash adjustments, in each case after discussions between the Advisor and the Independent Trustees and approved by a majority of the Independent Trustees.

Debt Financing Fees. Debt Financing Fees shall have the meaning set forth in Section 3.01(d) of this Agreement.

Declaration of Trust. The Declaration of Trust of the Trust filed with the Maryland State Department of Assessments and Taxation in accordance with the Maryland REIT Law, as amended from time to time.

Distributions. Any dividends or other distributions of money or other property by the Trust to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

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Equity. (a) The sum of (1) the net proceeds from all issuances of the Trust’s equity securities since inception, plus (2) the Trust’s retained earnings at the end of the most recently completed month (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less (b) any amount that the Trust or any of its Subsidiaries has paid to repurchase the Trust’s Shares since inception. Equity excludes (1) any unrealized gains and losses and other non-cash items that have affected shareholders’ equity as reported in the Trust’s financial statements prepared in accordance with GAAP, and (2) one-time events pursuant to changes in GAAP, and certain non-cash items not otherwise described above, in each case after discussions between the Advisor and the Independent Trustees and approval by a majority of the Independent Trustees.

Equity Incentive Plans. The equity incentive plans adopted by the Trust to provide incentive compensation to attract and retain qualified trustees, officers, advisors, consultants and other personnel, including the Advisor and its Affiliates and personnel of the Advisor and its Affiliates, and any joint venture affiliates of the Trust.

GAAP. Generally accepted accounting principles in effect in the United States on the date such principles are applied.

Governing Instruments. With regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the partnership agreement in the case of a general or limited partnership, the certificate of formation and operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents in each case as amended.

Incentive Compensation. The incentive management fee calculated and payable with respect to each Calendar Quarter (or part thereof during which this Agreement is in effect) in arrears in an amount, not less than zero, equal to the difference between (1) the product of (a) twenty percent (20%) and (b) the difference between (i) Core Earnings of the Trust for the twelve (12) month period ending on the last day of the Calendar Quarter (or part thereof), and (ii) the product of (A) the weighted average of the issue price per share of the Shares of all of the Trust’s offerings of Shares multiplied by the weighted average number of Shares outstanding (including, for the avoidance of doubt, any restricted shares of Shares, restricted stock units or any Shares underlying other awards granted under one or more of the Trust’s Equity Incentive Plans) in the twelve (12) month period ending on the last day of the Calendar Quarter (or part thereof), and (B) 8%, and (2) the sum of any Incentive Compensation paid to the Advisor with respect to the first three Calendar Quarters of such twelve (12) month period, provided that the Incentive Compensation payable for the first Calendar Quarter during which this Agreement is in effect shall be reduced on a pro rata basis to take into account the number of days during the Calendar Quarter that the Agreement was in effect, and this reduced amount shall be used in computing the sum described in the foregoing clause (2); provided, further, that no Incentive Compensation shall be payable with respect to any Calendar Quarter unless Core Earnings for the twelve (12) most recently completed Calendar Quarters is greater than zero.

For purposes of calculating the Incentive Compensation prior to the completion of a twelve (12) month period during the term of this Agreement, Core Earnings shall be calculated on the basis of the number of days that this Agreement has been in effect on an annualized basis.

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For the avoidance of doubt, the Trust’s payment of underwriting or offering commissions or discounts in its public offerings or private placements of securities shall not be an expense of the Trust pursuant to GAAP and therefore, shall not affect the calculation of the Incentive Compensation (or the calculation of Core Earnings for purposes of the Incentive Compensation).

If the Termination Date does not correspond to the end of a Calendar Quarter, the Advisor’s Incentive Compensation shall be calculated for the period beginning on the day after the end of the Calendar Quarter immediately preceding the Termination Date and ending on the Termination Date. In this circumstance, Incentive Compensation shall be calculated using Core Earnings for the twelve (12) month period ending on the Termination Date.

Independent Appraiser. A Person with no material current or prior business or personal relationship with the Advisor or the Trustees and who is a qualified appraiser of Real Property of the type held by the Trust or of other Assets as determined by the Board. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers or the Society of Real Estate Appraisers shall be conclusive evidence of such qualification as to Real Property.

Independent Trustee. A Trustee who is “independent” in accordance with the Declaration of Trust and the rules of the NASDAQ or such other securities exchange on which the Shares are listed.

Invested Capital. The amount calculated by multiplying the total number of Shares purchased by Shareholders by the issue price at the time of such purchase, reduced by the portion of any Distribution that is attributable to Net Sales Proceeds and by any amounts paid by the Trust to repurchase Shares pursuant to any plan of the Trust for the repurchase of Shares.

Investment Objectives. The investment objectives of the Trust, a copy of which is attached hereto as Exhibit A, as the same may be amended, restated, modified, supplemented or waived pursuant to the approval of a majority of the entire Board (which must include a majority of the Independent Trustees).

Joint Ventures. The joint venture or partnership arrangements in which the Trust or the Partnership is a co-venturer or general partner which are established to acquire or hold Assets.

Listing Fee. The fee payable to the Advisor upon Listing of the Shares, pursuant to Section 3.01(f).

Market Value. Upon Listing, the market value of the outstanding Shares, measured by taking the average closing price for a single Share, over a period of thirty (30) consecutive trading days, with such period beginning one hundred eighty (180) days after Listing, and multiplying that number by the number of Shares outstanding on the date of measurement.

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Net Sales Proceeds. In the case of a transaction described in clause (i)(A) of the definition of Sale, the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Trust, including all real estate commissions, closing costs and legal fees and expenses. In the case of a transaction described in clause (i)(B) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Trust, including any legal fees and expenses and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (i)(C) of such definition, Net Sales Proceeds means the proceeds of any such transaction actually distributed to the Trust or the Partnership from the Joint Venture less the amount of any selling expenses, including legal fees and expenses incurred by or on behalf of the Trust (other than those paid by the Joint Venture). In the case of a transaction or series of transactions described in clause (i)(D) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction (including the aggregate of all payments under a Secured Loan on or in satisfaction thereof other than regularly scheduled interest payments) less the amount of selling expenses incurred by or on behalf of the Trust, including all commissions, closing costs and legal fees and expenses. In the case of a transaction described in clause (i)(E) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Trust, including any legal fees and expenses and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (ii) of the definition of Sale, Net Sales Proceeds means the proceeds of such transaction or series of transactions less all amounts generated thereby which are reinvested in one or more Assets within one hundred eighty (180) days thereafter and less the amount of any real estate commissions, closing costs, and legal fees and expenses and other selling expenses incurred by or allocated to the Trust or the Partnership in connection with such transaction or series of transactions. Net Sales Proceeds shall also include any amounts that the Trust determines, in its discretion, to be economically equivalent to proceeds of a Sale. Net Sales Proceeds shall not include any reserves established by the Trust in its sole discretion.

Participation Agreement. The participation agreement, dated November 12, 2009, by and among United Development Funding, L.P., United Development Funding II, L.P., United Development Funding III, L.P., United Development Funding Land Opportunity Fund, L.P., the Trust and UMTH Land Development, L.P., as may be amended from time to time, with respect to allocation of investment opportunities among parties to the agreement.

Partnership. United Development Funding IV Operating Partnership, L.P., a Delaware limited partnership, through which the Trust may own Assets.

Person. An individual, corporation, business trust, estate, trust, partnership, limited liability company or other legal entity.

Property or Properties. As the context requires, any, or all, respectively, of the Real Property acquired by the Trust, either directly or indirectly (whether through joint venture arrangements or other partnership or investment interests).

Real Property. Land, rights in land (including leasehold interests), land under development, developed lots, and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

REIT. A corporation, trust, association or other legal entity (other than a real estate syndication) that is engaged primarily in investing in equity interests in real estate (including fee ownership and leasehold interests) or in loans secured by real estate or both in accordance with Sections 856 through 860 of the Code.

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Sale or Sales. (i) Any transaction or series of transactions whereby: (A) the Trust or the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including the lease of any Property consisting of a building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Trust or the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Trust or the Partnership in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture directly or indirectly (except as described in other subsections of this definition) in which the Trust or the Partnership as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards; (D) the Trust or the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its interest in any Secured Loan or portion thereof (including with respect to any Secured Loan, all repayments thereunder or in satisfaction thereof other than regularly scheduled interest payments) and any event with respect to a Secured Loan which gives rise to a significant amount of insurance proceeds or similar awards; or (E) the Trust or the Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any other Asset not previously described in this definition or any portion thereof. (ii) Notwithstanding the foregoing, “Sale” or “Sales” shall not include (A) any transaction or series of transactions specified in clause (i)(A) through (E) above in which the proceeds of such transaction or series of transactions are reinvested in one or more Assets within one hundred eighty (180) days thereafter, or (B) a transaction whereby the Trust or the Partnership sells, grants, transfers, conveys, or relinquishes a participation interest in Secured Loans.

SEC. The United States Securities and Exchange Commission.

Secured Loans. In connection with financing provided, invested in, participated in or purchased by the Trust, all of the notes, deeds of trust, security interests or other evidences of indebtedness or obligations, which are secured or collateralized by Real Property owned by the borrowers under such notes, deeds of trust, security interests or other evidences of indebtedness or obligations or pledges of equity interests in entities owning Real Property.

Securities Act. The Securities Act of 1933, as amended from time to time, or any successor statute thereto. Reference to any provision of the Securities Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

Securities Exchange Act. The Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto. Reference to any provision of the Securities Exchange Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

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Securitized Loan Pool Placement Fees. Securitized Loan Pool Placement Fees shall have the meaning set forth in Section 3.01(e) of this Agreement.

Shareholders. The record holders of the Shares as maintained in the books and records of the Trust or its transfer agent.

Shareholders’ 10.0% Return. As of any date, an aggregate amount equal to a ten percent (10.0%) cumulative, non-compounded, annual return on Invested Capital.

Shares. Any Shares of the Trust’s common shares of beneficial interest, par value $.01 per share.

Subsidiary. (i) Any subsidiary of the Trust, (ii) any partnership the general partner of which is the Trust or any subsidiary of the Trust, and (iii) any limited liability company the managing member of which is the Trust or any subsidiary of the Trust.

Termination Date. The date of termination of this Agreement.

Trust. United Development Funding IV, a real estate investment trust organized under the laws of the State of Maryland.

Trustee. A member of the Board.

Article II

THE ADVISOR

2.01         Appointment. The Trust hereby appoints the Advisor to serve as its advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment. The Advisor shall be deemed to be in a fiduciary relationship to the Trust and its Shareholders.

2.02         Duties of the Advisor. Subject to Section 2.07, the Advisor undertakes to use its commercially reasonable best efforts to present to the Trust potential investment opportunities consistent with the Investment Objectives and policies of the Trust as determined and adopted from time to time by the Board. In performance of this undertaking, subject to the supervision of the Board and consistent with the provisions of the Trust’s Declaration of Trust and Bylaws, the Advisor shall, either directly or by engaging a duly qualified and licensed Affiliate of the Advisor or other duly qualified and licensed Person:

(a)          manage the formation of the Trust and the Partnership, including the preparation and filing of all necessary documentation and ancillary agreements;

(b)          structure, qualify and/or register the Trust’s securities offerings;

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(c)          coordinate marketing and distribution of the Trust’s Shares in connection with any of the Trust’s securities offerings;

(d)          structure, qualify, register and oversee the distribution of Shares pursuant to the Trust’s distribution reinvestment plan;

(e)          serve as the Trust’s investment and financial advisor and provide research and economic and statistical data in connection with the Assets and the Trust’s Investment Objectives and policies;

(f)           provide the daily management of the Trust and perform and supervise the various administrative functions reasonably necessary for the management and operations of the Trust;

(g)          coordinate and manage operations of any joint venture or co-investment interests held by the Trust and conduct all matters with the joint venture or co-investment partners;

(h)          maintain and preserve the books and records of the Trust, including share books and records reflecting a record of the Shareholders and their ownership of the Trust’s Shares;

(i)          investigate, select, and, on behalf of the Trust, engage, supervise and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, correspondents, lenders, technical advisors, attorneys, financial advisors, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, mortgagors, asset managers; property management companies, transfer agents and any and all agents for any of the foregoing, including Affiliates of the Advisor, and Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of the Trust with any of the foregoing;

(j)           consult with the officers and the Board and assist the Board in the formulation and implementation of the Trust’s financial policies and, as necessary, furnish the Board with advice and recommendations (i) with respect to the making of investments consistent with the Investment Objectives and policies of the Trust, (ii) in connection with any borrowings proposed to be undertaken by the Trust and (iii) with respect to modifications to the Investment Objectives;

(k)          subject to the provisions of Sections 2.02(i) and 2.03 hereof, (i) locate, analyze and select potential investments in Assets; (ii) structure and negotiate the terms and conditions of transactions pursuant to which investment in Assets will be made; (iii) make investments in Assets on behalf of the Trust or the Partnership in compliance with the Investment Objectives and policies of the Trust; (iv) arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with the investments in, Assets; (v) evaluate and recommend to the Board hedging strategies and engage in hedging activities on the Trust’s behalf, consistent with such strategies as so modified from time to time, with the Trust’s qualification as a REIT and with the Investment Objectives, and (vi) enter into leases of Property and service contracts for Assets and, to the extent necessary, perform all other operational functions for the maintenance and administration of such Assets, including the servicing of Secured Loans;

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(l)          provide the Board with periodic reports regarding prospective investments in Assets;

(m)         if a transaction requires approval by the Board, deliver to the Board all documents required by them to properly evaluate the proposed transaction;

(n)          obtain the prior approval of the Board (including a majority of all Independent Trustees) for any and all investments in Assets, provided that such prior Board approval shall not be required for investments made in accordance with the Investment Objectives, but quarterly summaries of such investments shall be provided to the Board;

(o)          with respect to the transactions described in Article XI of the Declaration of Trust, obtain the prior approval of a majority of the Independent Trustees and a majority of the Board not otherwise interested in any transaction with the Advisor or its Affiliates;

(p)          negotiate on behalf of the Trust with banks or lenders for loans to be made to the Trust, negotiate on behalf of the Trust with counterparties for repurchase agreements, interest rate swap agreements and other agreements and instruments used in the conduct of the Trust’s business, negotiate on behalf of the Trust with investment banking firms and broker-dealers, and negotiate private sales of Shares and other securities of the Trust or obtain loans for the Trust, as and when appropriate, but in no event in such a way so that the Advisor shall be acting as broker-dealer or underwriter; and provided further that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Trust;

(q)          obtain reports (which may be prepared by or for the Advisor or its Affiliates), where appropriate, concerning the value of investments or contemplated investments of the Trust in Assets;

(r)           from time to time, or at any time reasonably requested by the Board, make reports to the Board of its performance of services to the Trust under this Agreement;

(s)          provide the Trust with, or assist the Trust in arranging for, all necessary cash management services;

(t)          deliver to or maintain on behalf of the Trust copies of all appraisals obtained in connection with the investments in Assets;

(u)          upon request of the Trust, act, or obtain the services of others to act, as attorney-in-fact or agent of the Trust in making, acquiring and disposing of Assets, disbursing and collecting the funds, paying the debts and fulfilling the obligations of the Trust and handling, prosecuting and settling any claims of the Trust, including foreclosing and otherwise enforcing mortgage and other liens and security interests comprising any of the Assets;

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(v)          supervise the preparation and filing and distribution of returns and reports to governmental agencies and to Shareholders and other investors and act on behalf of the Trust in connection with investor relations;

(w)         provide office space, equipment and personnel as required for the performance of the foregoing services as Advisor;

(x)          assist the Trust in preparing all reports and returns required by the Securities and Exchange Commission, Internal Revenue Service and other state or federal governmental agencies; and

(y)          do all things necessary to assure its ability to render the services described in this Agreement.

2.03         Authority of Advisor. Pursuant to the terms of this Agreement (including the duties set forth in Section 2.02, and the restrictions included in this Section 2.03 and in Section 2.06), and subject to the continuing and exclusive authority of the Board over the management of the Trust, the Board hereby delegates to the Advisor the authority to (i) locate, analyze and select investment opportunities, (ii) structure the terms and conditions of transactions pursuant to which investments will be made or acquired for the Trust or the Partnership, (iii) make and acquire Secured Loans, acquire Properties and invest in other Assets in compliance with the Investment Objectives and policies of the Trust, (iv) arrange for debt financing including fund level indebtedness, and financing or refinancing of Assets, (v) enter into leases for the Properties and service contracts for the Assets with duly qualified and licensed nonaffiliated and Affiliated Persons, including oversight of non-affiliated and Affiliated Persons that perform management, acquisition, advisory, disposition or other services for the Trust, and (vi) arrange for, or provide, accounting and other record-keeping functions at the Asset level.

The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority set forth in this Section 2.03, provided however, that such modification or revocation shall be effective upon receipt by the Advisor or such later date as is specified by the Board and included in the notice provided to the Trust and such modification or revocation shall not be applicable to investment transactions to which the Advisor has committed the Trust prior to the date of receipt by the Advisor of such notification, or, if later, the effective date of such modification or revocation specified by the Board.

2.04         Bank Accounts. The Advisor may establish and maintain one or more bank accounts in its own name for the account of the Trust or in the name of the Trust and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Trust, provided that no funds of the Trust or the Partnership shall be commingled nor shall any such funds be commingled with the funds of the Advisor; and the Advisor shall from time to time, upon request by the Board, its Audit Committee or the auditors of the Trust, render appropriate accountings of such collections and payments to the Board, its Audit Committee and the auditors of the Trust.

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2.05         Records; Access. The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Board and by counsel, auditors and authorized agents of the Trust, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Trust.

2.06         Limitations on Activities. Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would (a) adversely affect the status of the Trust as a REIT, (b) subject the Trust to regulation under the Investment Company Act of 1940, as amended, (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Trust, the Shares or its other securities, or (d) not be permitted by the Declaration of Trust or Bylaws, except if such action shall be ordered by the Board, in which case the Advisor shall notify promptly the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given. Notwithstanding the foregoing, the Advisor, its Affiliates, the directors, officers, general partners, trustees, employees, limited partners and stockholders of the Advisor and its Affiliates shall not be liable to the Trust or to the Board or Shareholders for any act or omission by the Advisor, any of the Advisor’s Affiliates, or any of the directors, officers, general partners, trustees, employees, limited partners, or stockholders of the Advisor or any of its Affiliates, except as provided in Section 5.02 of this Agreement.

2.07         Other Activities of the Advisor. Nothing herein contained shall prevent the Advisor or its Affiliates from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, general partner, trustee, employee, limited partner, or stockholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person. Subject to the provisions of the Participation Agreement, the Advisor may, with respect to any investment in which the Trust is a participant, also render advice and service to each and every other participant therein. The Advisor shall report to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Trust and its obligations to or its interest in any other Person. The Advisor or its Affiliates shall promptly disclose to the Board knowledge of such condition or circumstance. The Advisor shall allocate investment opportunities among the Trust and the other Persons managed or sponsored by the Advisor, Trustee or their Affiliates in accordance with the Participation Agreement and shall inform the Board at least quarterly of the investment opportunities that have been offered to other programs with similar investment objectives sponsored by the Advisor, any Trustee or their Affiliates. If the Advisor, any Trustee or Affiliates thereof have sponsored other investment programs with similar investment objectives which have investment funds available at the same time as the Trust, it shall be the duty of the Board (including the Independent Trustees) to adopt the method set forth in the Participation Agreement or another reasonable method by which investments are to be allocated to the competing investment entities and to use their best efforts to apply such method fairly to the Trust.

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2.08         Non-Solicitation; Restrictions. In the event this Agreement is terminated pursuant to Section 4.02 hereof, for three (3) years after the Termination Date, the Trust shall not, without the consent of the Advisor, employ or otherwise retain any employee of the Advisor or any of its Affiliates or any person who has been employed by the Advisor or any of its Affiliates at any time within the three (3) year period immediately preceding the date on which such person commences employment with or is otherwise retained by the Trust. The Trust acknowledges and agrees that, in addition to any damages, the Advisor shall be entitled to equitable relief for any violation of this Section 2.08 by the Trust, including, without limitation, injunctive relief.

Article III

COMPENSATION AND REIMBURSEMENT OF SPECIFIED COSTS

3.01         Fees.

The Trust shall pay the Base Management Fee, the Incentive Compensation, the Debt Financing Fee, the Securitized Loan Pool Placement Fee and the Listing Fee to the Advisor pursuant to the terms of this Agreement. The Advisor will not receive any compensation for the period prior to the Listing other than the compensation and expenses incurred and reimbursed pursuant to the Pre-Listing Advisory Agreement.

(a)          Base Management Fee.

(i)          The parties acknowledge that the Base Management Fee is intended to compensate the Advisor for the costs and expenses it will incur pursuant to the Asset Management Agreement, as well as certain expenses not otherwise reimbursable under Section 3.02 below, in order for the Advisor to provide the Trust the investment advisory services and certain general management services rendered under this Agreement. The fee paid by the Advisor under the Asset Management Agreement shall not constitute an expense reimbursable by the Trust under this Agreement or otherwise.

(ii)         The Base Management Fee shall be payable in arrears in cash, in monthly installments commencing with the month in which this Agreement is effective. If applicable, the initial and final installments of the Base Management Fee shall be pro-rated based on the number of days during the initial and final month, respectively, that this Agreement is in effect. The Advisor shall calculate each monthly installment of the Base Management Fee based on the Trust’s Equity as of the last day of each month, and deliver such calculation to the Trust, within thirty (30) days following the last day of each month. The Trust shall pay the Advisor each installment of the Base Management Fee within five (5) Business Days after the date of delivery to the Trust of such computations.

(b)          Incentive Compensation. The Incentive Compensation shall be payable in arrears, in quarterly installments commencing with the quarter in which this Agreement is effective. The Advisor shall compute each quarterly installment of the Incentive Compensation within forty-five (45) days after the end of the Calendar Quarter with respect to which such installment is payable. A copy of the computations made by the Advisor to calculate such installment shall thereafter promptly be delivered to the Board and, upon such delivery, payment of such installment of the Incentive Compensation shown therein shall be due and payable in cash, unless otherwise requested by the Advisor, no later than the date which is five (5) Business Days after the date of delivery to the Board of such computations.

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(c)          Acquisition and Origination Fee. The Trust acknowledges and agrees that in connection with the originating, making or investing in Secured Loans or the purchase, development or construction of an Asset, the Advisor, UMTH Land Development, L.P., or another Affiliate of the Advisor that provides services to the Trust, may charge borrowers or other third parties a reasonable fee (the “Acquisition and Origination Fee”) in an aggregate amount not to exceed one percent (1.0%) of the amount of the Secured Loans originated or the amount of Assets purchased per annum. For the avoidance of doubt, the Acquisition and Origination Fee is in addition to any fees payable to the Trust in connection with the originating, making or investing in Secured Loans or the purchase, development or construction of an Asset.

(d)          Debt Financing Fee. If the Trust originates debt financing or assumes (directly or indirectly) existing debt in connection with property acquisitions or other permitted investments, and if the Advisor or an Affiliate of the Advisor provides a substantial amount of services in connection therewith, as determined by a majority of the Independent Trustees , the Trust will pay to the Advisor or an Affiliate of the Advisor a fee (the “Debt Financing Fee”) equal to zero point five percent (0.5%) of the amount of financing available to or assumed by the Trust. On each anniversary date of the origination or assumption of such debt financing, the Trust will pay to the Advisor or an Affiliate of the Advisor an additional fee of zero point twenty five percent (0.25%) of the amount of financing available to or assumed by the Trust if such financing continues to be outstanding on such date, or a pro rated portion of such additional fee for the portion of such year that the financing is outstanding.

(e)          Securitized Loan Pool Placement Fees. Upon the successful securitization and placement of any Secured Loans (or any derivative thereof), the Trust shall pay to the Advisor or an Affiliate of the Advisor a fee (the “Securitized Loan Pool Placement Fee”) equal to one percent (1.0%) of the par amount of the securities sold by the Trust in connection with such securitization and placement, provided that the Advisor or an Affiliate of the Advisor has provided a substantial amount of services in connection with such securitization and placement as determined by a majority of the Independent Trustees. In no event will the amount of any Securitized Loan Pool Placement Fee paid in connection with a securitization and placement of any Secured Loans (or any derivative thereof) exceed the limits set forth in Section 9.6 of the Declaration of Trust.

(f)           Listing Fee. Upon Listing, the Advisor shall be entitled to the Listing Fee in an amount equal to fifteen percent (15.0%) of the amount by which (i) the Market Value of the Trust’s outstanding Shares plus Distributions paid by the Trust prior to Listing, exceeds (ii) the sum of (A) 100% of Invested Capital and (B) the total Distributions required to be paid to the Shareholders in order to pay the Shareholders’ 10.0% Return from inception through the Listing. The Trust shall pay fifty percent (50%) of the Listing Fee in cash and fifty percent (50%) of the Listing fee in the form of a promissory note. The promissory note will bear interest at the applicable federal rate established by the Internal Revenue Service on the date of issuance, payable quarterly in arrears. The promissory note will mature on the third (3rd) anniversary of the date it is issued. If the promissory note has not been paid in full within three (3) years from the date of issuance, then the Advisor, or its successors or assigns, may elect to convert the unpaid balance, including accrued but unpaid interest, into Shares at a price per Share equal to the average closing price of the Shares over the ten (10) trading days immediately preceding the date of such election. If the Shares are no longer listed on a national securities exchange at such time as the promissory note becomes convertible into Shares as provided by this paragraph, then the price per Share, for purposes of conversion, shall equal the fair market value for the Shares as determined by the Board based upon the Appraised Value of the Assets as of the date of election. This Section 3.01(f) shall supersede Section 3.01(f) of the Pre-Listing Advisory Agreement.

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3.02         Expenses.

(a)          The Advisor shall be responsible for the expenses related to any and all personnel of the Advisor and its Affiliates who provide services to the Trust pursuant to this Agreement or to the Advisor pursuant to the Asset Management Agreement (including, without limitation, each of the officers of the Trust and any Trustees of the Trust who are also director, officers, employees or agents of the Advisor or any of its Affiliates), including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel; provided, however, the Trust shall be responsible for expenses incurred by the Advisor in employing its Chief Financial Officer, Treasurer, Chief Compliance Officer, Chief Operating Officer and General Counsel including annual base salary, bonus potential, any related employee’s withholding taxes and employee benefits.

(b)          The Trust shall pay all of its costs and expenses and shall reimburse the Advisor or its Affiliates for expenses of the Advisor and its Affiliates incurred on behalf of the Trust, excepting only those expenses that are specifically the responsibility of the Advisor pursuant to Section 3.02(a) of this Agreement. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Trust or any Subsidiary shall be paid by the Trust and shall not be paid by the Advisor or Affiliates of the Advisor:

(i)          expenses in connection with the issuance of securities and transaction costs incident to the acquisition, disposition and financing of the investments of the Trust and its Subsidiaries;

(ii)         costs of legal, tax, accounting, consulting, auditing and other similar services rendered for the Trust by providers retained by the Advisor or, if provided by the Advisor’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

(iii)        the compensation and expenses of the Trust’s Trustees and the cost of liability insurance to indemnify the Trust’s Trustees and officers;

(iv)        costs associated with the establishment and maintenance of any of the Trust’s credit facilities, other financing arrangements, or other indebtedness of the Trust (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Trust’s securities offerings;

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(v)         expenses connected with communications to holders of the Trust’s securities or of the Subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by the Trust to any transfer agent and registrar in connection with the listing and/or trading of the Trust’s securities on any exchange, the fees payable by the Trust to any such exchange in connection with its listing, costs of preparing, printing and mailing the Trust’s annual report to the Trust’s Shareholders and proxy materials with respect to any meeting of the Trust’s Shareholders;

(vi)        costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for the Trust;

(vii)       expenses incurred by managers, officers, personnel and agents of the Advisor for travel on the Trust’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Advisor in connection with the purchase, financing, refinancing, sale or other disposition of an investment or establishment and maintenance of any of the Trust’s securitizations or any of the Trust’s securities offerings;

(viii)      costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

(ix)         compensation and expenses of the Trust’s custodian and transfer agent, if any;

(x)          the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(xi)        all taxes and license fees;

(xii)       all insurance costs incurred in connection with the operation of the Trust’s business except for the costs attributable to the insurance that the Advisor elects to carry for itself and its personnel;

(xiii)       costs and expenses incurred in contracting with third parties;

(xiv)      all other costs and expenses relating to the Trust’s business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;

(xv)       expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for the Trust or the investments of the Trust and its Subsidiaries separate from the office or offices of the Advisor;

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(xvi)      expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board to or on account of holders of the Trust’s securities or of the Subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

(xvii)     any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Trust, any of the Trust’s Affiliates, any officer, director, trustee, partner or employee of the Trust or of any of the Trust’s Affiliates in his capacity as such for which the Trust or any of its Affiliates is required to indemnify such officer, director, trustee, partner or employee by any court or governmental agency; and

(xviii)    all other expenses actually incurred by the Advisor (except as otherwise specified herein) which are reasonably necessary for the performance by the Advisor of its duties and functions under this Agreement.

(c)          Costs and expenses incurred by the Advisor on behalf of the Trust shall be reimbursed monthly to the Advisor. The Advisor shall prepare a written statement in reasonable detail documenting the costs and expenses of the Trust and those incurred by the Advisor on behalf of the Trust during each month, and shall deliver such written statement to the Trust within thirty (30) days after the end of each month. The Trust shall pay all amounts payable to the Advisor pursuant to this Section 3.02(c) within five (5) Business Days after the receipt of the written statement without demand, deduction, offset or delay. Cost and expense reimbursement to the Advisor shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Trust. The provisions of this Section 3.02 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Article IV

TERM AND TERMINATION

4.01         Term; Renewal. This Agreement shall become effective upon Listing and shall continue in operation, unless terminated in accordance with the terms hereof, until the first anniversary of the effective date of this Agreement. Thereafter, this Agreement shall be deemed renewed automatically each year for an additional one (1) year period unless the Trust or the Advisor terminates this Agreement in accordance with Section 4.02 hereof.

4.02         Termination. This Agreement may be terminated by either party (i) immediately upon a Change of Control of the Trust or (ii) upon sixty (60) days written notice without cause or penalty (in either case, if termination is by the Trust, then such termination shall be upon the approval of a majority of the Independent Trustees). Notwithstanding the foregoing, the provisions of this Agreement which provide for payment to the Advisor of expenses, fees or other compensation following the Termination Date (i.e., Section 4.03) shall continue in full force and effect until all amounts payable thereunder to the Advisor are paid in full. The provisions of Sections 4.03 and 5.02 shall survive the termination of this Agreement.

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4.03         Payments to and Duties of Advisor upon Termination.

(a)          From and after the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder, except it shall be entitled to and receive from the Trust within thirty (30) days after the Termination Date all compensation accruing to the Termination Date and all unpaid reimbursements of expenses provided for herein, subject to the provisions of Section 3.02 hereof, and all contingent liabilities related to fees payable to the Advisor prior to termination of this Agreement.

(b)          The Advisor shall promptly upon termination:

(i)          pay over to the Trust all money collected and held for the account of the Trust pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii)         deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(iii)        deliver to the Board all assets, including the Assets, and documents of the Trust then in the custody of the Advisor; and

(iv)        cooperate with, and take all reasonable actions requested by, the Trust to provide an orderly management transition.

Article V

INDEMNIFICATION

5.01         Indemnification by Trust.

(a)          The Trust shall indemnify and hold harmless the Advisor and its Affiliates, including their respective officers, directors, trustees, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Maryland and the Declaration of Trust. The Trust shall not indemnify or hold harmless the Advisor or its Affiliates, including their respective officers, directors, trustees, partners and employees, for any liability or loss suffered by the Advisor or its Affiliates, including their respective officers, directors, trustees, partners and employees, nor shall it provide that the Advisor or its Affiliates, including their respective officers, directors, trustees, partners and employees, be held harmless for any loss or liability suffered by the Trust, unless all of the following conditions are met: (i) the Advisor or its Affiliates, including their respective officers, directors, trustees, partners and employees, have determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Trust; (ii) the Advisor or its Affiliates, including their respective officers, directors, trustees, partners and employees, were acting on behalf of or performing services for the Trust; (iii) such liability or loss was not the result of negligence or misconduct by the Advisor or its Affiliates, including their respective officers, directors, trustees, partners and employees; and (iv) such indemnification or agreement to hold harmless is recoverable only out of the Trust’s net assets and not from Shareholders. Notwithstanding the foregoing, the Advisor and its Affiliates, including their respective officers, directors, trustees, partners and employees, shall not be indemnified by the Trust for any losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Trust were offered or sold as to indemnification for violations of securities laws.

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(b)          The Declaration of Trust provides that the advancement of Trust funds to the Advisor or its Affiliates, including their respective officers, directors, trustees, partners and employees, for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Trust; (ii) the legal action is initiated by a third-party who is not a Shareholder or the legal action is initiated by a Shareholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; (iii) the person for whom the advancement of Trust funds has been requested provides the Trust with written affirmation of a good faith belief that the standard of conduct necessary for indemnification under the laws of the State of Maryland and the Declaration of Trust has been satisfied; and (iv) the person for whom the advancement of Trust funds has been requested undertakes to repay the advanced funds to the Trust together with the applicable legal rate of interest thereon, in cases in which such Advisor or its Affiliates, including their respective officers, directors, trustees, partners and employees, are found not to be entitled to indemnification.

(c)          Notwithstanding the provisions of this Section 5.01, the Advisor shall not be entitled to indemnification or be held harmless pursuant to this Section 5.01 for any activity which the Advisor shall be required to indemnify or hold harmless the Trust pursuant to Section 5.02.

5.02         Indemnification by Advisor. The Advisor shall indemnify and hold harmless the Trust from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that (i) such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and (ii) are incurred by reason of the Advisor’s bad faith, fraud, misfeasance, misconduct, negligence or reckless disregard of its duties. The Advisor shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Advisor.

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Article VI

MISCELLANEOUS

6.01         Assignment to an Affiliate. This Agreement and any rights, duties, liabilities and obligations hereunder and the fees and compensation related thereto may be assigned by the Advisor, in whole or in part, to a duly qualified and licensed Affiliate of the Advisor without obtaining approval of the Board. The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. Any other assignment shall be made only with the approval of a majority of the Board (including a majority of the Independent Trustees). This Agreement shall not be assigned by the Trust without the consent of the Advisor, except in the case of an assignment by the Trust to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Trust, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Trust is bound by this Agreement. This Agreement shall be binding on successors to the Trust resulting from a Change of Control or sale of all or substantially all the assets of the Trust or the Partnership, and shall likewise be binding upon any successor to the Advisor.

6.02         Relationship of Advisor and Trust. The Trust and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

6.03         Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Declaration of Trust, the Bylaws, or accepted by the party to whom it is given, and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

To the Trustees and to the Trust:

United Development Funding IV

The United Development Funding Building Suite 100

1301 Municipal Way

Grapevine, Texas 76051

Attention: Chief Executive Officer

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To the Advisor:

UMTH General Services, L.P.

The United Development Funding Building Suite 100

1301 Municipal Way

Grapevine, Texas 76051

Attention: President

or such other address as a party shall have specified to the other party in writing in accordance with this Section 6.03.

6.04         Modification. This Agreement shall not be changed, modified, or amended, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.

6.05         Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

6.06         Choice of Law; Venue. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Texas, and venue for any action brought with respect to any claims arising out of this Agreement shall be brought exclusively in Dallas County, Texas.

6.07         Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing signed by each of the parties hereto.

6.08         Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

6.09         Gender; Number. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

6.10         Headings. The titles and headings of sections and subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

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6.11         Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when the counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have executed this Advisory Agreement as of the date and year first above written.

UNITED DEVELOPMENT FUNDING IV

By:	/s/ Hollis M. Greenlaw
Name:	Hollis M. Greenlaw
Title:	Chief Executive Officer

UMTH GENERAL SERVICES, L.P.

By:	/s/ David Hanson
Name:	David Hanson
Title:	President

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Exhibit A

Investment Objectives

The investment objectives of the Trust are:

•	to make, originate or acquire a participation interest in secured loans (first lien priority, junior lien priority and mezzanine loans secured by real estate and/or a pledge of the equity interest in the entity owning the real estate and/or pledges of other collateral including personal guarantees) for the acquisition of land and development of single-family lots, finished lots and entitled land loans, and the construction of model and new single-family homes including development of mixed-use master planned residential communities;

•	to make direct investments in land for development into single-family lots, new and model homes and finished lots and homes and joint ventures with real estate developers, homebuilders, land bankers and other real estate investors;

•	to provide secured senior and subordinate lines of credit to real estate developers, homebuilders, land bankers and other real estate investors, including affiliated programs, for the purchase of finished lots and for the construction of single-family homes;

•	to provide, including without limitations, credit enhancements and guarantees to real estate developers, homebuilders, land bankers and other real estate investors who acquire real property, subdivide real property into single-family residential lots, acquire finished lots and/or build homes on such lots;

•	to purchase participations in, or finance for other real estate investors the purchase of, securitized real estate loan pools;

•	to purchase participations in, or finance for other real estate investors the purchase of, discounted cash flows secured by state, county, municipal or other similar assessments levied on real property;

•	to produce net interest income from the interest paid to us on secured loans, securitized loan pools and discounted cash flows that we originate, purchase or finance or in which we acquire a participation interest;

•	to produce investment income from equity investments that we make or in which we acquire a participation interest;

•	to produce a profitable fee from credit enhancements and other transaction fees;

•	to participate, through a direct or indirect interest in borrowers, in the profits earned by such borrowers through the underlying properties;

•	to maximize distributable cash to investors; and

•	to preserve, protect and return capital contributions.